AMENDED AND RESTATED COMPANY GUARANTY AGREEMENT

AMENDED AND RESTATED COMPANY GUARANTY AGREEMENT dated as of September 22, 2001, between MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation ("MEMC" or the "Guarantor"), and E.ON INTERNATIONAL FINANCE B.V., a company organized under the laws of the Netherlands ("Finance"), as Agent and as Initial Lender (as defined in the Credit Agreement referred to below).

Reference is made to the Amended and Restated Credit Agreement dated as of September 22, 2001 (the "Credit Agreement"), between MEMC ELECTRONIC MATERIALS, S.P.A., as Borrower, and Finance, as Initial Lender and as Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Advances to the Borrower, pursuant to, and upon the terms and subject to the conditions specified in the Credit Agreement. The Borrower is a wholly owned Subsidiary of MEMC, and MEMC acknowledges that it will derive substantial benefit from the making of the Advances by the Lenders to the Borrower. The obligations of the Lenders to make Advances to the Borrower are conditioned on, among other things, the execution and delivery by MEMC of a Guaranty Agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Advances to the Borrower, MEMC is willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

      Amendment. The Company Guaranty Agreement dated as of September 22, 2000 between MEMC and Finance is amended and restated in its entirety as set forth in this Agreement.
      Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 50% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

"Approved Capital Expenditures" means the aggregate amount for Guarantor and its Subsidiaries of (a) all purchases or acquisitions by Guarantor and its Subsidiaries of items considered to be capital items under GAAP, which in any event shall include all expenditures capitalized in accordance with GAAP relating to property, plant, equipment or software on the consolidated balance sheet of Guarantor and its Subsidiaries, and which shall exclude any such purchases or acquisitions by a Subsidiary that were purchased or acquired with Restricted Proceeds and/or with Restricted Net Free Cash Flow, plus (b) any capital contributions or equity investments by Guarantor or its Subsidiaries in Guarantor's unconsolidated joint ventures; provided, that such expenditures, acquisitions, contributions or investments were contained in the annual budget approved of in advance by the board of directors of Guarantor or were subsequently approved by the board of directors of Guarantor. For purposes of determining Approved Capital Expenditures for a Subsidiary in a particular year, all Approved Capital Expenditures in such year shall only be considered to have been purchased or acquired by such Subsidiary with Restricted Proceeds and/or with Restricted Net Free Cash Flow to the extent that the Consolidated Net Free Cash Flow as determined for such Subsidiary on a stand-alone basis (i.e., for that Subsidiary and its consolidated Subsidiaries only) for that particular year is equal to or less than the amount of the Approved Capital Expenditures by such Subsidiary during such year.

"Change of Control" means the Initial Lender or any Affiliate of the Initial Lender, through any transaction or series of transactions or otherwise, no longer has beneficial ownership, directly or indirectly, of more than 50% of the shares of common stock of the Borrower.

"Change of Control Date" means the date of occurrence of a Change of Control.

"Commitment" has the meaning specified in Section 2.01 of the Credit Agreement.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Consolidated Net Free Cash Flow" shall mean, for any fiscal year, the following amount:

(a)	the sum of:
(i)	Consolidated Net Income for such period, plus
(ii)	Consolidated Working Capital Adjustment, plus
(iii)	Consolidated depreciation and amortization expense during such period, plus
(iv)	the amount of cash dividends and distributions paid to Guarantor by Guarantor's unconsolidated joint ventures during such period, plus
(v)

the excess, if any, of (i) the amount of expense for contributions to be made to the MEMC Pension Plan and Guarantor's other retirement plans included in Consolidated Net Income, over (ii) the amount of cash contributions made to the MEMC Pension Plan and Guarantor's other retirement plans, plus

(vi)	any non-cash losses during such period not included in the foregoing items (ii) through (v),
minus (b)	the sum of:
(i)	the amount of Approved Capital Expenditures during such period, plus
(ii)	the aggregate amount of scheduled or required permanent principal payments of Debt for borrowed money of Guarantor and its Subsidiaries during such period, plus
(iii)

the aggregate amount of any voluntary permanent repayments of principal by Guarantor on E.ON Loans (which repayments, in the case of any E.ON Loan that is a revolving loan, are accompanied by a concurrent permanent reduction of the revolving loan commitment) during such period, plus

(iv)

the excess, if any, of (i) the amount of cash contributions made to the MEMC Pension Plan and Guarantor's other retirement plans, but only to the extent such contributions are required pursuant to such plans or to meet minimum funding standards or to avoid participant notice requirements of ERISA, over (ii) the amount of expense for contributions to be made to the MEMC Pension Plan and Guarantor's other retirement plans included in Consolidated Net Income, plus

(v)	any non-cash income during such period not included in items (i) through (iv).

Notwithstanding the foregoing, Consolidated Net Free Cash Flow shall exclude any Restricted Net Free Cash Flow.

"Consolidated Net Income" means, for any period, the Consolidated net income (or loss) of Guarantor and its Subsidiaries for such period (on a Consolidated basis in conformity with GAAP).

"Consolidated Working Capital" means, as at any date of determination, the excess (or deficit) of (a) the total assets of Guarantor and its Subsidiaries on a Consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding the current portion of deferred tax assets and cash and cash equivalents over (b) the total liabilities of Guarantor and its Subsidiaries on a Consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Debt.

"Consolidated Working Capital Adjustment" means, for any period on a Consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

"Debt" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties (other than guaranties of Debt of MEMC's Affiliates which Debt is otherwise included in Debt) in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) through (d) of this definition.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Effective Date" has the meaning specified in Section 3.01 of the Credit Agreement.

"E.ON Loans" mean any and all existing and future Debt of Guarantor to E.ON AG and its Affiliates, including without limitation the term loans and revolving loans outstanding between Guarantor and E.ON AG and its Affiliates on the date hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Events of Default" has the meaning specified in Section 6.01 of the Credit Agreement.

"GAAP" means generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 10(e) and Section 11(a)(iv).

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any federal, state, local or foreign court or governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body.

"Lender" means the Initial Lender and each Person that shall become a party to the Credit Agreement pursuant to Section 8.07 of the Credit Agreement.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of MEMC and its Subsidiaries taken as a whole.

"MKC" means MEMC Korea Company, a corporation organized and existing under the laws of the Republic of Korea formerly known as Posco Hüls Co., Ltd.

"Net Proceeds" means, with respect to any issuance of debt securities (including debt securities convertible into equity) or any incurrence of Debt (other than non-interest bearing Debt not for borrowed money (i.e., customer deposits), other than Debt from E.ON AG or its Affiliates and other than Debt to the extent incurred to refinance, in whole or in part, Debt for borrowed money outstanding as of December 31, 2000), an amount equal to the cash proceeds received in respect thereof (including cash proceeds received as income or other proceeds of any noncash proceeds), less any direct expenses reasonably incurred by MEMC and its Subsidiaries in connection therewith and excluding any Restricted Proceeds.

"Note" has the meaning specified in Section 3.

"Obligations" has the meaning specified in Section 3.

"Other Taxes" has the meaning specified in Section 8(c).

"Restricted Net Free Cash Flow" means Consolidated Net Free Cash Flow as determined for a Subsidiary on a stand-alone basis (i.e., for that Subsidiary and its consolidated Subsidiaries only), to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such net free cash flow is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

"Restricted Proceeds" means cash proceeds received by a Subsidiary from any issuance of debt securities or any incurrence of Debt, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such proceeds is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that the term "Subsidiary" shall not include any joint venture of MEMC with respect to any action or decision of the board of directors of such joint venture if, by written agreement, such action or decision requires a vote in excess of the number of members of such board of directors elected or controlled by MEMC.

"Taxes" has the meaning specified in Section 8(b).
  Guaranty. The Guarantor unconditionally guaranties, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under the Credit Agreement or any note issued pursuant to the Credit Agreement (individually a "Note" and collectively the "Notes"), when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under the Credit Agreement or any Note, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement or any Note (all the monetary and other obligations referred to in the preceding clauses (a) through (b) being collectively called the "Obligations"). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Obligation.
  Obligations Not Waived. To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower or any guarantor under the provisions of the Credit Agreement, any Note, any guaranty agreement, or otherwise, or (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Guaranty Agreement, the Credit Agreement, any Note, any guaranty agreement, or any other agreement.
  Guaranty of Payment. The Guarantor further agrees that its guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Lender to the Borrower or to any other guarantor or to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or any other Lender in favor of any Borrower or any other person.
  No Discharge or Diminishment of Guaranty. The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender or any other party to assert any claim or demand or to enforce any remedy under the Credit Agreement or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).
   Defenses of Borrower Waived. To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of the Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than the final payment in full in cash of the Obligations. The Agent may, at its election, foreclose on any security held by judicial or nonjudicial sale, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other guarantor or exercise any other right or remedy available to it against the Borrower, or any other guarantor, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully and finally paid in cash or otherwise satisfied pursuant to the terms of the Credit Agreement. Pursuant to applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or other right or remedy of the Guarantor against the Borrower or any other guarantor, as the case may be, or any security.
   Agreement to Pay; Subordination. (a) In furtherance of the foregoing and not in limitation of any other right that the Agent, any Lender or any other party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent as designated thereby in cash the amount of such unpaid Obligations. Upon payment by the Guarantor of any sums to the Agent as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations. If any amount shall erroneously be paid to the Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower, and if an Event of Default shall have occurred and be continuing, such amount shall be held in trust for the benefit of the Borrower and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

  (b)  Any and all payments by the Guarantor hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Domestic Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as "Taxes"). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 8), such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

  (c) In addition, the Guarantor shall pay any present or future stamp, documentary, excise, property or other taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as "Other Taxes").

  (d) The Guarantor shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes and for the full amount of Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 8 imposed on or paid by such Lender or the Agent (as the case may be) or any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

  (e) Within 30 days after the date of any payment of Taxes, the Guarantor shall furnish to the Agent, at its address referred to in Section 8.02 of the Credit Agreement, the original receipt of payment or a certified copy of such receipt. If no Taxes are payable in respect of any payment hereunder, the Guarantor shall furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lenders, in either case stating that such payment is exempt from or not subject to Taxes.

  (f) Each Lender organized under the laws of a jurisdiction outside the United States shall, prior to payment of unpaid Obligations by the Guarantor pursuant to Section 8(a) and from time to time thereafter if requested in writing by the Guarantor or the Agent (but only so long as such Lender remains lawfully able to do so), provide each of the Guarantor and the Agent with Internal Revenue Service form W-8, W-BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments of interest pursuant to this Guaranty. If any form or document referred to in this subsection (f) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8, W-BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Guarantor and shall not be obligated to include in such form or document such confidential information.

  (g) For any period with respect to which a Lender has failed to provide the Guarantor with the appropriate form described in Section 8(f) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8(b) with respect to Taxes imposed by the United States until such form is provided; provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Guarantor shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

  (h) If following any amount paid under this Section 8, the Lender receives or is granted a credit against or remission for any Taxes or Other Taxes payable by such Lender which the Lender determines, in its sole and absolute discretion, is attributable to any Taxes or Other Taxes paid hereunder, such Lender shall, subject to the Guarantor having made any increased payment hereunder and to the extent such Lender can do so in its sole opinion without prejudicing the retention of the amount of such credit or remission and without prejudice to its rights to obtain any other relief or allowance which may be available to such Lender and to conduct its own tax affairs as it sees fit, reimburse such amount to the Guarantor as the Lender shall in its sole and absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had no payment been required under this Section 8. Such reimbursement shall be made promptly upon the Lender certifying that the amount of such credit or remission has been received by it; provided, however, that no such payment shall be made so long as an Event of Default shall have occurred and be continuing. The disallowance or reduction of any credit or remission of Taxes or Other Taxes with respect to which a Lender has made a payment to Guarantor under this Section 8 shall be treated as Taxes for which Guarantor is obligated to indemnify such Lender hereunder. Notwithstanding the above, no Lender shall (i) be under any obligation to claim a tax credit in priority to any other claim, relief, credit or deduction available to such Lender or (ii) be obligated to disclose any information regarding its tax affairs or computations to the Guarantor.

   Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any other Lender will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.
   Representations and Warranties. Effective as of the Effective Date, MEMC represents and warrants as follows:

  (a) MEMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  (b) The execution, delivery and performance by MEMC of this Guaranty Agreement are within MEMC's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) MEMC's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting MEMC.

  (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by MEMC of this Guaranty Agreement.

  (d) This Guaranty Agreement has been duly executed and delivered by MEMC. This Guaranty Agreement is a legal, valid and binding obligation of MEMC enforceable against MEMC in accordance with its terms.

  (e) The Consolidated balance sheets of MEMC and its Subsidiaries as of December 31, 1999 and June 30, 2000, and the related Consolidated statements of income and cash flows of MEMC and its Subsidiaries for the fiscal year and the six months then ended, copies of which have been furnished to the Lenders, fairly present the financial condition of MEMC and its Subsidiaries as at such dates and the results of the operations of MEMC and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP. Since June 30, 2000, there has been no Material Adverse Change.

  (f) There is no pending or threatened action or proceeding affecting MEMC or any of its Subsidiaries before any court, governmental agency or arbitrator, that (i) may materially adversely affect the financial condition or operations of MEMC or any of its Subsidiaries or (ii) purports to affect the legality, validity or enforceability of the Credit Agreement, this Guaranty Agreement or the consummation of the transactions contemplated hereby.

  (g) MEMC is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

  (h) The Obligations of MEMC under this Guaranty Agreement rank pari passu with all other unsecured obligations of MEMC that are not, by their terms, expressly subordinate to such other obligations of MEMC.

  (i) The representations and warranties of the Borrower set forth in the Credit Agreement are true and accurate.

  (j) No event has occurred or is continuing that constitutes a Default.

   Covenants.  (a)  Affirmative Covenants. On and after the Change of Control Date and so long as any Advance shall remain unpaid or any Lender shall have any Commitment under the Credit Agreement, MEMC will, unless the Lenders shall otherwise consent in writing:

  (i) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and environmental laws.

  (ii) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, however, that neither MEMC nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

  (iii) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither MEMC nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of MEMC or a Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of MEMC or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to MEMC, the Subsidiary or the Lenders.

  (iv) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of MEMC and each such Subsidiary in accordance with GAAP or, in the case of any Subsidiary organized under the laws of a jurisdiction other than the United States or any state thereof, the equivalent of GAAP applicable in such jurisdiction.

  (v) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

  (vi) Reporting Requirements. Furnish to the Lenders:

  (A) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of MEMC, Consolidated balance sheets of MEMC and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of MEMC and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP;

  (B) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lenders by KPMG Peat Marwick or other independent public accountants reasonably acceptable to the Lenders;

  (C) as soon as possible and in any event within ten days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of MEMC setting forth details of such Default and the action that MEMC has taken and proposes to take with respect thereto;

  (D) promptly after the sending or filing thereof, copies of all reports which MEMC sends to any of its securityholders, and copies of all reports and registration statements which MEMC or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

  (E) promptly after the filing or receiving thereof, copies of all reports and notices which MEMC or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which MEMC or any Subsidiary receives from the Pension Benefit Guaranty Corporation;

  (F) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting MEMC or any of its Subsidiaries of the type described in Section 10(f); and

  (G) such other information respecting MEMC or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

  (b) Negative Covenants. On and after the date hereof, and so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, MEMC will not, unless the Lenders shall otherwise consent in writing:

  (i) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person, other than:

  (A) purchase money liens or purchase money security interests upon or in any property acquired or held by MEMC or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

  (B) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

  (C) liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 11(a)(ii) hereof;

  (D) liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days;

  (E) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations;

  (F) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and

  (G) liens incurred or deposits made in the ordinary course of business to secure the performance of letters of credit, bids, tenders, sales contracts, leases, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money;

  provided that the aggregate principal amount of the Debt, other indebtedness, taxes, assessments, governmental charges or levies and other obligations secured by the liens or security interests referred to in clauses (A) through (G) of this Section 11(b)(i) shall not exceed $45,000,000 in the aggregate at any time outstanding.

  (ii) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as allowed by generally accepted accounting principles.

  (c) Required Repayment under the Credit Agreement. On and after the Effective Date and so long as any Advance shall remain unpaid or any Lender shall have any Commitment under the Credit Agreement, MEMC will, unless the Lenders shall otherwise consent in writing:

  (i) Obtain Funds from MKC. Use reasonable commercial efforts, and cause the Borrower to use reasonable commercial efforts, to obtain cash from MKC by way of dividends or loans (taking into account tax consequences and MKC's reasonable capital requirements), which amounts shall then be payable to the Lenders as a mandatory repayment pursuant to Section 5.02 of the Credit Agreement.

  (ii) Mandatory Repayment of MKC Funds. Within ten (10) days after each date upon which MEMC or its Subsidiaries receives any cash from MKC from dividends, reductions or repurchases of equity, share redemptions or loans, cause the Borrower to pay the Lenders an amount equal to 75% of any such cash received from MKC less any applicable taxes as a mandatory repayment of the outstanding principal amount of the Advances, together with accrued interest to the date of such repayment on the principal amount repaid.

  (iii) Within ten (10) days after each date upon which MEMC or its Subsidiaries receives any Net Proceeds, cause the Borrower to pay to the Lenders an amount equal to 100% of the Net Proceeds as a mandatory repayment of the outstanding principal amount of the Advances, together with accrued interest to the date of such repayment on the principal amount repaid.

  (iv) Cause the Borrower to comply with its obligations under the Credit Agreement.

  (d) Mandatory Repayment and Other Covenants.

  (i) In addition to any other mandatory repayments or commitment reductions pursuant to this Agreement, within 90 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2001, Guarantor shall pay E.ON AG an amount equal to 50% of the Consolidated Net Free Cash Flow for such year as a mandatory repayment of principal of outstanding E.ON Loans in accordance with the requirements of Section 11(d)(iii). Within 80 days after the end of each fiscal year, Guarantor shall deliver to E.ON AG a certificate setting forth its calculation of the Consolidated Net Free Cash Flow for the prior year and the components thereof, together with documents supporting such calculation.

  (ii) To the extent that any Subsidiary has Restricted Proceeds and/or Restricted Net Free Cash Flow in a fiscal year, Guarantor shall use reasonable commercial efforts to obtain as soon as practicable such Restricted Proceeds and/or Restricted Net Free Cash Flow from such Subsidiary by way of loans, dividends or similar distributions (taking into account tax consequences and such Subsidiary's reasonable capital requirements) in subsequent fiscal years and, in the case of Restricted Proceeds, in the same fiscal year. Any such Restricted Proceeds and/or Restricted Net Free Cash Flow received by Guarantor in subsequent fiscal years by way of loans, dividends, reductions or repurchases of equity, share redemptions or similar distributions shall be considered Net Proceeds or Consolidated Net Free Cash Flow, as the case may be, in such subsequent fiscal years, and within forty-five (45) days following the end of the calendar quarter in which such funds have been received by Guarantor, Guarantor shall pay to E.ON AG as a mandatory repayment of principal of outstanding E.ON Loans an amount equal to 50% of the Restricted Net Free Cash Flow so received by Guarantor and 75% of the Restricted Proceeds so received by Guarantor. For purposes of this Section 11(d)(ii), the amount of Restricted Net Free Cash Flow generated in a particular fiscal year shall be limited to the lesser of (i) the Restricted Net Free Cash Flow for such fiscal year and (ii) the sum of the Consolidated Net Free Cash Flow and the Restricted Net Free Cash Flow for such fiscal year. By way of illustration, if the Consolidated Net Free Cash Flow for a particular fiscal year is negative $10 million and the Restricted Net Free Cash Flow for such fiscal year is positive $30 million, then for purposes of this Section 11(d)(ii) the Restricted Net Free Cash Flow considered to be generated in such fiscal year shall be $20 million.

  (iii) Each amount required to be applied to repay E.ON Loans pursuant to Section 11(d)(i) or (ii) shall be applied (i) first, to repay the remaining scheduled principal payments of the then outstanding E.ON Loans that are term loans, and (ii) second, if all outstanding E.ON Loans that are term loans have been fully repaid, to repay the principal amount of any then outstanding E.ON Loans that are revolving loans (and permanently reduce the revolving loan commitment under such loan); provided, that in each case, Guarantor shall propose to E.ON AG, and Guarantor and E.ON AG shall seek to agree on, which term loan or revolving loan shall be repaid and which advance or advances thereunder; provided, further, that if Guarantor and E.ON AG cannot agree on which term loan or revolving loan and which advances shall be repaid, E.ON AG may make such determination in its sole discretion. In addition to each amount required to be applied to repay E.ON Loans pursuant to Section 11(d)(i) or (ii) Guarantor shall pay accrued interest to the date of such repayment on the principal amount repaid.

   Termination. The Guaranty made hereunder (a) shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend to any Borrower under the Credit Agreement and (b) shall be reinstated if, at any time after the Guaranty has terminated, payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Guarantor or any other guarantor upon the bankruptcy or reorganization of any Borrower, MEMC, any other guarantor or otherwise.
   Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of MEMC that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to MEMC when a counterpart hereof executed on behalf of MEMC shall have been delivered to the Agent, and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon MEMC and the Agent and their respective successors and assigns, and shall inure to the benefit of MEMC, the Agent and the Lenders, and their respective successors and assigns, except MEMC shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).
   Waivers; Amendment.

  (a) No failure or delay of the Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and of the Lenders hereunder and under the Credit Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by MEMC therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on MEMC in any case shall entitle MEMC to any other or further notice or demand in similar or other circumstances.

  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between MEMC and the Agent, with the prior written consent of the Lenders (except as otherwise provided in the Credit Agreement).

   Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
   Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.02 of the Credit Agreement, except the address for MEMC shall be 501 Pearl Drive, St. Peters, Missouri 63376, Attention: Treasurer (telecopier number (636) 474-5158).
   Survival of Agreement; Severability.

  (a) All covenants, agreements, representations and warranties made by MEMC herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the Credit Agreement shall be considered to have been relied upon by the Agent and the other Parties and shall survive the making by the Lenders of the Advances to the Borrower, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance to the Borrower or any other fee or amount payable under this Agreement or the Credit Agreement by the Borrower is outstanding and unpaid.

  (b) In the event any one or more of the provisions contained in this Agreement or the Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

   Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 12. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
   Rules of Interpretation. The rules of interpretation specified in Section 1.1 of the Credit Agreement shall be applicable to this Agreement.
   Jurisdiction; Consent to Service of Process.

  (a) MEMC hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent, any Lender or any other party may otherwise have to bring any action or proceeding relating to this Agreement or the Credit Agreement against MEMC or its properties in the courts of any jurisdiction.

  (b) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Credit Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

  (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 16. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

   Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CREDIT AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.
   Right of Setoff. If an Event of Default shall have occurred and be continuing, the Borrower is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Borrower to or for the credit or the account of MEMC against any or all the obligations of MEMC now or hereafter existing under this Agreement and the Credit Agreement held by such Borrower, irrespective of whether or not such party shall have made any demand under this Agreement or the Credit Agreement and although such obligations may be unmatured. The rights of each party under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such party may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMC ELECTRONIC MATERIALS, INC.

By /s/ Kenneth L. Young
____________________________________
Name: Kenneth L. Young
Title: Treasurer

E.ON INTERNATIONAL FINANCE B.V., as Agent and as Initial Lender

By /s/ H. J. Wirix S.A.L. Visser
_____________________________________
Name: H. J. Wirix and S.A.L. Visser
Title: Managing Director Managing Director

By _________________________________
Name:
Title: